Exhibit 23.2
CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM
The Board of Directors
Skis Rossignol S.A.
      We consent to the incorporation by reference herein of our report dated July 5, 2005, with respect to the consolidated balance sheets of Skis Rossignol S.A. as of March 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2005, which report appears in the Form 8-K/ A of Quiksilver, Inc. dated September 8, 2005 and to the reference to our firm under the heading “Experts” in the Prospectus.
      Our report refers to the report of other auditors.

KPMG Audit
A division of KPMG S.A.

/s/ Alain Feuillet Partner
Lyon, France
October 27, 2005